EXHIBIT (4)

THIS PROCEEDS IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR PROCEEDS IN CERTIFICATED FORM, THIS PROCEEDS MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS PROCEEDS IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO MERRILL LYNCH & CO., INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY PROCEEDS ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-1	16,650,000 Units
CUSIP: 59022C301	(each Unit representing $10 principal amount of PROtected Covered Call EnhancED Income NoteSSM)

MERRILL LYNCH & CO., INC.

PROtected Covered Call EnhancED Income NoteSSM

Linked to the Select 25 PROCEEDS Index

due October 4, 2011

(the “PROCEEDS”)

Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, for each Unit the Interest Amount (as defined below) on each Interest Payment Date (as defined below). On October 4, 2011 (the “Stated Maturity”), the Company hereby promises to pay to CEDE & CO., or its registered assigns, a sum for each Unit equal to the sum of the principal amount of the PROCEEDS and the Supplemental Redemption Amount (as defined below), if any.

Payment or delivery per Unit of the above-referenced principal amount of the PROCEEDS and the Supplemental Redemption Amount, if any, and any interest on any overdue amount thereof with respect to this PROCEEDS and the Interest Amount, if any, shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

This PROCEEDS is one of the series of PROtected Covered Call EnhancED Income NoteSSM Linked to the Select 25 PROCEEDS Index due October 4, 2011.

Interest

The Company shall pay interest, if any, on each Unit of the PROCEEDS equal to the Interest Amount (as defined below) on the third Banking Business Day (as defined below) following each Commencement Date (as defined below) (each, an “Interest Payment Date”) and on the Stated Maturity. A “Commencement Date” shall mean each January 1, April 1, July 1 and October 1, beginning January 2, 2007, provided that if a Commencement Date falls on a day that is not an Index Business Day (as defined below), the Commencement Date shall be the next succeeding Index Business Day. The Company shall pay interest to the persons in whose names the PROCEEDS are registered at the close of business on a “Regular Record Date”, which shall be the Commencement Date immediately preceding the Interest Payment Date, except any interest due on the maturity date will be payable to the person to whom principal is payable.

The “Interest Amount” shall be the amount determined by the Calculation Agent (as defined below) as described in Annex A, which is incorporated in its entirety as part of this PROCEEDS, in a notice provided to the Trustee (as defined below) on or before the second Banking Business Day immediately following the applicable Interest Determination Date of the applicable Quarterly Calculation Period.

“Quarterly Calculation Period” means the period from and including a Commencement Date to, but excluding, the next Commencement Date, provided that the initial Quarterly Calculation Period shall commence on, and include, October 4, 2006 and the final Quarterly Calculation Period shall extend to, and include, the Valuation Date (as defined below).

Payment on the Maturity Date

On the maturity date, in addition to any interest due and payable, a Holder shall receive a cash payment with respect to each Unit of the PROCEEDS equal to the sum of:

(i) the principal amount of $10

and

(ii) the Supplemental Redemption Amount, if any.

The “Supplemental Redemption Amount” with respect to each Unit of this PROCEEDS shall be determined by the Calculation Agent and shall equal:

$10 x	(	Ending Value – Threshold Value	)
Threshold Value

provided, however, that in no event shall the Supplemental Redemption Amount be less than zero.

The “Ending Value” shall be determined by the Calculation Agent and shall equal the closing level of the Reference Index (as defined in Annex A) determined on the Valuation Date.

The “Threshold Value” equals 100.

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The “Valuation Date” shall be September 23, 2011, or if that day is not an Index Business Day, the next Index Business Day; provided, however, that if no Index Business Days occur between the seventh scheduled Index Business Day before the Stated Maturity and the second scheduled Index Business Day before the Stated Maturity, the Valuation Date shall be the second scheduled Index Business Day prior to the Stated Maturity, regardless of the occurrence of a Market Disruption Event (as defined below).

“Index Business Day” shall be a day, as determined by the Calculation Agent, on which securities comprising more than 80% of the value of the Select 25 Basket (as defined in Annex A) on that day are capable of being traded on their relevant exchanges during the one-half hour before the determination of the closing level of the Reference Index for that day.

An “Interest Determination Date” means the Index Business Day immediately preceding the Commencement Date for the next succeeding Quarterly Calculation Period.

“Business Day” means any day on which the New York Stock Exchange (the “NYSE”), the American Stock Exchange (the “AMEX”) and The Nasdaq Stock Market (the “Nasdaq”) are open for trading.

“Banking Business Day” shall be any day other than a Saturday or Sunday that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

“Calculation Agent” means Merrill Lynch International.

All determinations made by the Calculation Agent, absent a determination of a manifest error, shall be conclusive for all purposes and binding on the Company, the Holders and the beneficial owners of this PROCEEDS.

“Market Disruption Event” means either of the following events as determined by the Calculation Agent:

(A)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Select 25 Basket; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to 20% or more of the stocks which then comprise the Select 25 Basket.

For the purpose of determining whether a Market Disruption Event has occurred:

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(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the applicable exchange;

(2)	a limitation on trading imposed during the course of a day by reason of movements in price otherwise exceeding levels permitted by the applicable exchange will constitute a Market Disruption Event;

(3)	a decision to permanently discontinue trading in the relevant futures, or option contracts related to the Reference Index, or any successor index, will not constitute a Market Disruption Event;

(4)	a suspension in trading in a futures or option contract on a stock which is then included in the Select 25 Basket by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension or material limitation of trading in futures or option contracts related to that stock;

(5)	an absence of trading on the applicable exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(6)	for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, will be considered “material”.

General

This PROCEEDS is one of a duly authorized issue of Securities of the Company, issued and to be issued under an Indenture, dated as of April 1, 1983, as amended and restated (herein referred to as the “Indenture”), between the Company and The Bank of New York, as successor Trustee (herein referred to as the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of this PROCEEDS, and the terms upon which this PROCEEDS are to be authenticated and delivered.

The Company hereby covenants for the benefit of the Holders of this PROCEEDS, to the extent permitted by applicable law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a Holder of this PROCEEDS.

This PROCEEDS is not subject to redemption by the Company or at the option of the Holder prior to the Stated Maturity.

In case an Event of Default with respect to this PROCEEDS shall have occurred and be continuing, the amount payable to a Holder of a PROCEEDS upon any acceleration permitted by this PROCEEDS, with respect to each Unit hereof, shall be equal to the amount payable on the Stated Maturity with respect to such Unit, calculated as though the date of acceleration were the

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Stated Maturity of this PROCEEDS, provided, however, the Index Adjustment Factor (as defined in Annex A) shall be applied to the values used to calculate the Supplemental Redemption Amount as if the PROCEEDS had not been accelerated and had remained outstanding to the Stated Maturity.

In case of default in payment of this PROCEEDS, whether at any Interest Payment Date, the Stated Maturity or upon acceleration, from and after such date this PROCEEDS shall bear interest, payable upon demand of the Holders of this PROCEEDS, at the then current Federal Funds Rate (the “Default Rate”), reset daily, to the extent that such payment of interest shall be legally enforceable on the unpaid amount due and payable on such date in accordance with the terms of the PROCEEDS to the date payment of such amount has been made or duly provided for.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this PROCEEDS shall be conclusive and binding upon such Holder and upon all future Holders of this PROCEEDS and of any PROCEEDS issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this PROCEEDS.

No reference herein to the Indenture and no provision of this PROCEEDS or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay any amount payable with respect to this PROCEEDS and any interest on any overdue amount thereof at the time, place and rate, and in the coin or currency herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and on the first page hereof, the transfer of this PROCEEDS may be registered on the Security Register of the Company, upon surrender of this PROCEEDS for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new PROCEEDS, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The PROCEEDS are issuable only in registered form without coupons in denominations of a single Unit and integral multiples thereof. This PROCEEDS shall remain in the form of a global security held by a Depository. Notwithstanding the foregoing, if (x) any Depository is at any time unwilling or unable to continue as Depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this PROCEEDS shall be exchangeable or (z) an Event of

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Default has occurred and is continuing with respect to this PROCEEDS, this PROCEEDS shall be exchangeable for PROCEEDS in definitive form of like tenor and of an equal aggregate principal amount, in denominations of a single Unit and integral multiples thereof. Such definitive PROCEEDS shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive PROCEEDS are so delivered, the Company may make such changes to the form of this PROCEEDS as are necessary or appropriate to allow for the issuance of such definitive PROCEEDS.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.

The Company and each Holder or beneficial owner of this PROCEEDS, by acceptance hereof, hereby agree to characterize and treat this PROCEEDS for all tax purposes as a debt instrument that is subject to U.S. Treasury Regulation section 1.1275-4(b) governing contingent payment debt instruments, and, where required, the Company shall file information returns with the Internal Revenue Service in accordance with this characterization and tax treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization or tax treatment of the PROCEEDS.

Prior to due presentment of this PROCEEDS for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this PROCEEDS is registered as the owner hereof for all purposes, whether or not this PROCEEDS be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this PROCEEDS which are defined in the Indenture but not in this PROCEEDS shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by The Bank of New York, the successor Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this PROCEEDS shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: October 4, 2006

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	Merrill Lynch & Co., Inc.

[Copy of Seal]

The Bank of New York, as Trustee	By:
Treasurer

By:	Attest:
Authorized Officer		Secretary

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ANNEX A

Additional Terms and Definitions

The Reference Index

The “Reference Index” means the Select 25 PROCEEDS Index, a composite index that will track the performance of hypothetical investments in two assets, the Basket Units (as defined below) and the Zero Coupon Bond Units (as defined below), and one liability, the Leverage Units (as defined below) (collectively, the “Index Components”). Provided that a Defeasance Event (as defined below) does not occur, the amount of hypothetical funds allocated to each of the Index Components is expected to vary over the term of the PROCEEDS. The Calculation Agent will adjust the allocations systematically using the Reference Index formula described below.

The daily closing values of the Reference Index, the Basket Units and the Zero Coupon Bond Units will be published on each Business Day on Reuters Page MEREDUS13 (or any successor page for the purpose of displaying those closing values as identified by the Calculation Agent) and will be the respective values determined as of approximately 4:00 p.m. (New York City time) on any Business Day.

The level of the Reference Index and the daily closing values of each of the Index Components will be calculated by the Calculation Agent. The level of the Reference Index was set to 97 on September 28, 2006 (the “Pricing Date”), with 98.27% of the hypothetical funds allocated to the Basket Units, 1.73% of the hypothetical funds allocated to the Zero Coupon Bond Units and 0% of the hypothetical funds allocated to the Leverage Units. Thereafter, the level of the Reference Index on any Business Day will equal the sum of closing value of the Basket Units in the Reference Index and the value of the Zero Coupon Bond Units in the Reference Index, less the value of Leverage Units representing hypothetical borrowed funds outstanding and reduced by a pro rata portion of the Index Adjustment Factor (as defined below).

In addition, the level of the Reference Index will include the value of the Basket Unit Income (as defined below), if any, if that income is to be hypothetically reinvested in the Basket Units at the close of business on the Commencement Date of the next Quarterly Calculation Period.

The level of the Reference Index on any day that is not a Business Day will equal the level of the Reference Index on the previous day minus the Index Adjustment Factor and the Daily Leverage Charge (as defined below) for that day regardless of any changes in the values of the Select 25 Basket on that day.

At the close of business on the Interest Determination Date of each Quarterly Calculation Period (except for the last Quarterly Calculation Period before the Stated Maturity) and after effecting any reallocation for that day, the Calculation Agent will determine the Basket Unit Income. If, at that time, the level of the Reference Index (less any Basket Unit Income) is less than 105% of the Floor Level (as defined below), then the interest payment on the PROCEEDS for that Quarterly Calculation Period will be zero. Under these circumstances, the Calculation Agent will be deemed to reinvest the Basket Unit Income at the close of business on the Commencement Date of the next Quarterly Calculation Period in additional Basket Units at a price per unit that does not include that Basket Unit Income.

The level of the Reference Index will reflect a 1.15% per year annual reduction (the “Index Adjustment Factor”) that will be applied and accrue daily on the daily closing level of the Reference Index to the benefit of the Calculation Agent on the basis of a 365-day year from the date the PROCEEDS are issued to the public through the Valuation Date. The Index Adjustment Factor will remain at 1.15% per year for so long as any hypothetical funds are allocated to Basket Units. If at any time that allocation is zero, the Index Adjustment Factor will not apply.

To the extent that the hypothetical investment in the Basket Units is leveraged (i.e., increased with hypothetical borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the interest expense deemed to have been incurred on those funds (the “Daily Leverage Charge”). The Daily Leverage Charge will equal the number of Leverage Units outstanding on the applicable day multiplied by the Federal Funds rate on the applicable day plus 0.5%, divided by 360. This deemed interest expense will reduce the level of the Reference Index on each day that the Reference Index includes Leverage Units.

“Federal Funds rate” means:

(A) the rate on any day for United States dollar federal funds as published in H.15(519) under the caption “Federal Funds (Effective)” and displayed on Bloomberg or any successor service on page FEDL or any other page as may replace page FEDL on that service (“Bloomberg Page FEDL”); or

(B) if the rate referred to in clause (A) does not appear on Bloomberg Page FEDL or is not published by 3:00 P.M., New York City time, on the relevant date, the rate on that date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”; or

(C) if the rate referred to in clause (B) is not published by 3:00 P.M., New York City time, on the relevant date, the rate on that date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include MLPF&S or its affiliates, selected by the Calculation Agent as of 9 A.M., New York City time, on that date; or

(D) if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (C), the Federal Funds rate in effect on that date.

The Calculation Agent will deduct the “Basket Adjustment Factor” from the closing value of the Select 25 Basket (as defined below), thereby reducing the value of the Basket Units. Because the level of the Reference Index is based in part on the value of the Basket Units, the Basket Adjustment Factor will reduce the level of the Reference Index. The Basket Adjustment Factor will equal a pro rata amount equal to 1.00% per year of the daily value of the Select 25 Basket at the end of the previous day accrued daily on the basis of a 365-day year and will be subtracted from the Basket Unit Income at the end of each day prior to effecting any reallocation that day; provided, however, the value of the Basket Adjustment Factor for any Quarterly Calculation Period will not exceed the value of the Basket Unit Income for that Quarterly Calculation Period. The hypothetical value of the Basket Adjustment Factor will accrue to the benefit of the Calculation Agent.

If the value (including a closing value) of any component of the Reference Index is unavailable on any Business Day because of a Market Disruption Event or otherwise, unless deferred by the Calculation Agent as described below, the Calculation Agent will determine the value of each Index Component for which no value is available as follows:

•	the value of any Select 25 Stock when no level is available will be the arithmetic mean, as determined by the Calculation Agent, of the value of that stock obtained from as many dealers in equity securities (which may include Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make that value available to the Calculation Agent;

•	the value of any hypothetical call option related to a stock underlying the Select 25 Stock for which no value is available will be the arithmetic mean, as determined by the Calculation Agent, of the value of that option obtained from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make that value available to the Calculation Agent;

•	the value of the Zero Coupon Bond Units will be the arithmetic mean, as determined by the Calculation Agent, of the value of the hypothetical bond tracked by the Zero Coupon Bond Units obtained from as many dealers in fixed income securities (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make that value available to the Calculation Agent; and

•	the value, if any, of the Leverage Units will be calculated as described in the definition of “Leverage Units” below.

The determination of any of the above values or of an Allocation Determination Event (as defined below) by the Calculation Agent in the event any of those values is unavailable may be deferred by the Calculation Agent for up to ten consecutive Business Days on which Market Disruption Events are occurring. Following this period, the Calculation Agent will determine the relevant values in consultation with the Company. No reallocation of the level of the Reference Index will occur on any day the determination of any of the above values is so deferred.

Each “Basket Unit” will track the value of an initial US$100 hypothetical investment in the Select 25 Basket.

Each “Zero Coupon Bond Unit” will track the value of a $100 face value hypothetical investment in a hypothetical zero coupon bond maturing on the scheduled Valuation Date with a yield equal to the applicable zero coupon rate based upon USD swap rates as published on Bloomberg Page EDS. The applicable zero coupon rate will be estimated from the USD swap rate yields corresponding to the published maturities closest in time to the scheduled Valuation Date. The Calculation Agent may, when necessary, estimate the applicable zero coupon rate by interpolating the appropriate USD swap rate yields based on those published maturities. The Zero Coupon Bond Units will bear no interest after the scheduled Valuation Date.

Each “Leverage Unit” will track the value of US$1 of hypothetical borrowings used to increase the exposure to the Basket Units. To the extent that exposure to the Basket Units is leveraged (i.e., increased with borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the Daily Leverage Charge. The Daily Leverage Charge will reduce the level of the Reference Index.

“Basket Unit Income” means the hypothetical income, if any, deemed to be derived from the Basket Units held in the Reference Index over each Quarterly Calculation Period, and the level of the Reference Index at the end of that period as described in the next paragraph. The Basket Unit Income will be determined at the close of business on the Interest Determination Date and will be based on the cash dividends in respect of the Select 25 Stocks and the value of premiums in respect of call options on those stocks.

Interest

The interest payment on the PROCEEDS, if any, for any Quarterly Calculation Period will be based on figures determined on the Interest Determination Date and will equal:

Number of Basket Units × Adjusted Quarterly Income

provided the Calculation Agent determines that the level of the Reference Index (less any Basket Unit Income) is greater than 105% of the Floor Level at the close of business on the Interest Determination Date of any Quarterly Calculation Period, except the last Quarterly Calculation Period before the Stated Maturity, for which any interest payment will be paid in addition to the Supplemental Redemption Amount.

Interest will be calculated from, and including, each Commencement Date to, but excluding, the next Commencement Date, provided that the initial Quarterly Calculation Period will commence on, and include, October 4, 2006 and the final Quarterly Calculation Period will extend to, and include, the Valuation Date. No interest will accrue on the PROCEEDS after the Valuation Date. The interest payment date related to any Quarterly Calculation Period with respect to which interest is paid will be the interest payment date following the Interest Determination Date of the applicable Quarterly Calculation Period or, with respect to the final Quarterly Calculation Period, the Stated Maturity. The Calculation Agent will notify the Trustee of the amount of interest payable on or before the second Banking Business Day immediately following the Interest Determination Date of the applicable Quarterly Calculation Period. Interest will be payable to the persons in whose names the PROCEEDS are registered at the close of business on the Commencement Date, except any interest due on the Stated Maturity will be payable to the person to whom interest is payable.

If at the close of business on the Interest Determination Date of any Quarterly Calculation Period (except the last Quarterly Calculation Period before the Stated Maturity), the Calculation Agent determines that the level of the Reference Index (less any Basket Unit Income) is less than 105% of the Floor Level, the Basket Unit Income relating to that Quarterly Calculation Period will be deemed invested in the Basket Units at the close of business on the next Commencement Date (by increasing the number of Basket Units included in the Reference Index) and no interest will be payable on the PROCEEDS on the interest payment date relating to that Quarterly Calculation Period.

If the amount allocated to the Basket Units is zero at any time during the term of the PROCEEDS (either following a Allocation Determination Event or a Defeasance Event), it will remain zero for the remaining term of the PROCEEDS and no interest will be paid for the remaining term of the PROCEEDS.

The “Adjusted Quarterly Income” will equal the sum of the hypothetical income related to each of the Select 25 Stocks (the “Quarterly Income”), reduced by the pro rata portion of the Basket Adjustment Factor. The Quarterly Income for each Select 25 Stock will be the sum of (i) the cash dividends per share in respect of that Select 25 Stock during that Quarterly Calculation Period and Targeted Quarterly Premium, less the Premium Adjustment, if any, multiplied by the applicable Share Multiplier and (ii) the value of premiums in respect of the hypothetical call options.

The “Targeted Quarterly Premium” equals the adjusted annual target yield less the dividend yield as determined by the Calculation Agent on that Select 25 Stock on the first day of that Quarterly Calculation Period, multiplied by the closing price of that Select 25 Stock on the day the applicable hypothetical call option is priced, divided by 4. The adjusted annual target yield is obtained by increasing the annual target yield of 10% on the Select 25 Basket on the first day of each Quarterly Calculation Period by an amount intended to, but which may or may not, offset the value of the Basket Adjustment Factor. The annual target yield of 10% does not represent a guarantee, representation or estimate of the actual annual yield of the PROCEEDS.

If the highest exercise price bid for any option is less than 105% of the closing price of the related stock on the day the hypothetical call option is priced, a premium adjustment will be subtracted from the cash dividends and the Targeted Quarterly Premium. A “Premium Adjustment” is the difference between the Targeted Quarterly Premium in respect of that Select 25 Stock and the actual highest quarterly premium in respect of that hypothetical call option with an exercise price equal to 105% of the closing level of that Select 25 Stock.

The Select 25 Basket

The “Select 25 Basket” is a hypothetical investment in a “covered call” strategy in which (i) the Select 25 Stocks are purchased and (ii) call options are sold, on a quarterly basis for a three month term, with respect to the Select 25 Stocks.

The value of the Select 25 Basket will also include the value of dividends on the Select 25 Stocks. The “dividend yield” for each Select 25 Stock is determined by annualizing the last quarterly, semiannual or annual ordinary cash dividend for which the ex-dividend date has occurred, excluding any extraordinary dividend, and dividing that result by the last available sale price for that stock on its primary exchange on the date that dividend yield is to be determined.

The “Select 25 Stocks” are the stocks that are determined by the Calculation Agent annually, as described below:

First, the Calculation Agent will identify the stocks which comprise the S&P 500 at the close of business on the last Business Day in June of the relevant year by inquiry to Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) or through other publicly available sources. Even if included in the S&P 500, the Company’s common stock will be ineligible for inclusion in the Select 25 Stocks.

Second, the Calculation Agent will identify the 400 most liquid stocks from the stocks identified above with the highest liquidity, based on the median notional stock volume for each stock. The “median notional stock volume” will be the median of the daily dollar volume of each stock over the 252 Business Day period prior to the last Business Day in June of each year. The daily dollar volume is the product of the last price for the stock as reported on Bloomberg each day, multiplied by the consolidated volume of that stock for that day. The “consolidated volume” means the total volume in shares of a stock traded on a particular day, as reported on Bloomberg. If the last price or volume of any stock is not available on Bloomberg for more than four of the 252 Business Days in the period, that stock will be ineligible for inclusion in the Select 25 Stocks.

Third, the Calculation Agent will determine the 50 stocks from the stocks identified above with the highest dividend yield. For purposes of selecting the Select 25 Stocks, the “dividend yield” for each common stock is determined by annualizing the last quarterly, semi-annual or annual gross ordinary cash dividend for which the ex-dividend date on or prior to the last Business Day in June has occurred, excluding any extraordinary dividend, and dividing the result by the last available sale price on or prior to the last Business Day in June of the relevant year for each stock on its primary exchange.

Fourth, the Calculation Agent will then sort each of those stocks identified above by its GICS sector classification. Any stock that is not assigned a GICS classification will be ineligible for inclusion in the Select 25 Stocks. Once those stocks have been sorted by its GICS sector classification, those stocks will be ordered based upon their dividend yield (calculated as described in the previous paragraph), from highest to lowest.

Finally, the Calculation Agent will then determine the Select 25 Stocks by identifying the stock with the highest dividend yield from each GICS sector classification in the following alphabetical order: Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Materials; Telecommunication Services; and Utilities. Once the Calculation Agent has identified a stock from a GICS sector classification, the Calculation Agent will identify another stock from the next GICS sector classification in the alphabetical order above, beginning again at the top of the alphabetical order when necessary. If there are no stocks in a GICS sector classification from which the next Select 25 Stock is to be identified, the Calculation Agent will identify from the next GICS sector classification in the alphabetical order in which a stock is available, beginning again at the top of alphabetical order when necessary. The Calculation Agent will repeat this identification process until 25 stocks are identified for inclusion in the Select 25 Stocks.

The Calculation Agent may at its discretion make adjustments to the identification criteria above for the purpose of maintaining the Select 25 Stocks if certain actions by or affecting S&P, such as the discontinuance of the publication of the S&P 500 or the GICS, occurs. These adjustments may include the selection of a successor or substitute compilation of common stocks intended to be a model for the composition of the total market or successor or substitute industry classification system for the GICS.

The Select 25 Stocks and the initial Share Multipliers, as set on the Pricing Date, are initially as follows:

Company	GICS Sector Classification	Share Multiplier
Altria Group Inc	Consumer Staples	0.051968
Ameren Corp	Utilities	0.074991
AT&T Inc	Telecommunication Services	0.123571
Bristol-Myers Squibb Co	Health Care	0.160966
Chevron Corp	Energy	0.061987
Comerica Inc	Financials	0.069180
Consolidated Edison Inc	Utilities	0.085653
Dow Chemical Co/The	Materials	0.102041
DTE Energy Co	Utilities	0.095854
EI Du Pont de Nemours & Co	Materials	0.092230
Fifth Third Bancorp	Financials	0.103815
Ford Motor Co	Consumer Discretionary	0.490196
General Motors Corp	Consumer Discretionary	0.120992
HJ Heinz Co	Consumer Staples	0.094764
Kinder Morgan Inc	Energy	0.038113

Merck & Co Inc	Health Care	0.095102
Pfizer Inc	Health Care	0.141343
Progress Energy Inc	Utilities	0.088125
Reynolds American Inc	Consumer Staples	0.063735
Sara Lee Corp	Consumer Staples	0.249532
US Bancorp	Financials	0.120120
UST Inc	Consumer Staples	0.073951
Verizon Communications Inc	Telecommunication Services	0.108284
Washington Mutual Inc	Financials	0.091933
Weyerhaeuser Co	Materials	0.064226

As of the close of business on each Anniversary Date, the Select 25 Basket will be reconstituted to include the twenty-five stocks in the S&P 500 Index that meet the criteria described in this section for the determination of the Select 25 Stocks (the “New Stocks”) on the last Business Day in June (the “Annual Selection Date”), beginning on the last Business Day in June of 2007. An “Anniversary Date” will mean the last Business Day in September of each year.

The “Share Multiplier” for each New Stock will be determined by the Calculation Agent and will equal the number of shares of each New Stock, based upon the closing market price of that New Stock on the Annual Selection Date, so that on the Annual Selection Date each New Stock represents approximately an equal percentage of a value equal to the applicable Select 25 Basket; provided, however, that if the Calculation Agent holds more than 8% of the outstanding shares of any New Stock, the Share Multiplier for that New Stock will be adjusted to reflect a holding in the Select 25 Basket of no more than 7.5% of the outstanding shares of the applicable New Stock. When the Select 25 Basket is reconstituted on the Anniversary Date, the Share Multiplier of each New Stock will be adjusted ratably to reflect any change in the value of the Select 25 Basket between the Annual Selection Date and the Anniversary Date. Thereafter, each Share Multiplier remains constant until adjusted for certain corporate events, option exercises and annual reconstitutions as described below.

In addition to the adjustments to the Share Multiplier related to hypothetical call option exercise, the Share Multiplier for any Select 25 Stock and the Select 25 Basket will be adjusted as follows:

1. If a Select 25 Stock is subject to a stock split or reverse stock split, then once the split has become effective, the Share Multiplier for that Select 25 Stock will be adjusted to equal the product of the number of shares of that Select 25 Stock issued with respect to one share of that Select 25 Stock and the prior multiplier.

2. If a Select 25 Stock is subject to a stock dividend, issuance of additional shares of the Select 25 Stock, that is given equally to all holders of shares of the issuer of that Select 25 Stock, then once the dividend has become effective and that Select 25 Stock is trading ex-dividend, the Share Multiplier will be adjusted so that the new Share Multiplier will equal the former Share Multiplier plus the product of the number of shares of that Select 25 Stock issued with respect to one share of that Select 25 Stock and the prior multiplier.

3. If a company issuing a Select 25 Stock (a “Select 25 Company”) is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, that Select 25 Stock will be removed from the Select 25 Basket. If a market price is available for that Select 25 Stock, the value of that Select 25 Stock will be determined at that time to be the last available market price for that Select 25 Stock and that value will be allocated to the remaining stocks at the next Commencement Date in proportion to the then-current weight of each remaining Select 25 Stock. If a market price is no longer available for a Select 25 Stock for whatever reason, including the Select 25 Stock being removed due to the liquidation of a Select 25 Company or the subjection of a Select 25 Company to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of that Select 25 Stock will equal zero in connection with calculating the value of the Select 25 Basket for so long as no market price is available (or indefinitely in the case of the removal of the Select 25 Stock), and no attempt will be made to immediately find a replacement stock or increase the value of the Select 25 Basket to compensate for the deletion of that Select 25 Stock. If a Select 25 Stock has been removed from the Select 25 Basket or a market price is no longer available for a Select 25 Stock as described above, the value of the Select 25 Basket will be computed based on the remaining Select 25 Stocks for which market prices are available and no new stock will be added to the Select 25 Basket until the next Anniversary Date. As a result, there may be periods during which the Select 25 Basket contains fewer than twenty-five Select 25 Stocks.

4. If a Select 25 Company has been subject to a merger or consolidation and is not the surviving entity or is nationalized, then a value for that Select 25 Stock will be determined at the time the issuer is merged or consolidated or nationalized and will equal the last available market price for that Select 25 Stock and that value will be allocated to the remaining stocks at the next Commencement Date in proportion to the then-current weighting of each remaining Select 25 Stock. At that time, no adjustment will be made to the Share Multiplier of the relevant Select 25 Stock.

5. If a Select 25 Company issues to all of its shareholders equity securities that are publicly traded of an issuer other than the Select 25 Company, or a tracking stock is issued by a Select 25 Company to all of its shareholders, then the new equity securities will be added to the Select 25 Basket as a new Select 25 Stock. The Share Multiplier for the new Select 25 Stock will equal the product of the then current Share Multiplier with respect to the Select 25 Stock for which the new Select 25 Stock is being issued (the “Original Select 25 Stock”) and the number of shares of the new Select 25 Stock issued with respect to one share of the Original Select 25 Stock. As a result, there may be periods during which the Select 25 Basket contains more than twenty-five Select 25 Stocks.

6. If a Select 25 Stock represents a market capitalization of less than $50,000,000, that stock will be immediately removed from the Select 25 Basket. The value of that stock at the time of its removal from the Select 25 Basket will be reflected in Share Multiplier adjustments among the remaining Select 25 Stocks at the next Commencement Date in proportion to the then current weighting of each remaining Select 25 Stock.

7. If a Market Disruption Event occurs due to a suspension of or material limitation on trading of a particular Select 25 Stock and is continuing for more than 10 consecutive Index Business Days, the relevant stock will be immediately removed from the Select 25 Basket. The value of that stock at the time of its removal from the Select 25 Basket will be reflected in Share Multiplier adjustments among the remaining Select 25 Stocks at the next Annual Selection Date in proportion to the then current weighting of each remaining Select 25 Stock.

8. If the Calculation Agent holds more than 8% of the outstanding shares of any Select 25 Stock, the Share Multiplier for that Select 25 Stock will be adjusted to reflect a holding in the Select 25 Basket of no more than 7.5% of the outstanding shares of the applicable Select 25 Stock. The value of the number of shares of that Select 25 Stock at the time of its removal from the Select 25 Basket will be reflected in Share Multiplier adjustments among the remaining Select 25 Stocks at the next Commencement Date in proportion to the then current weighting of each remaining Select 25 Stock.

9. In order to preserve the continuity of the value of the Select 25 Basket, if any hypothetical call option has a value greater than zero at expiration, the Share Multiplier of the related stock in the Select 25 Basket will be reduced by an amount that, when multiplied by the closing price of the related stock on the last Index Business Day of the quarterly period, equals the value of the hypothetical option at expiration.

Except for 9 above, no adjustments of any Share Multiplier of a Select 25 Stock will be required unless the adjustment would require a change of at least 1% in the Share Multiplier then in effect. The Share Multiplier resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth with five hundred-thousandths being rounded upward. The Calculation Agent may at its discretion make adjustments to maintain the value of the Select 25 Basket if certain events would otherwise alter the value of the Select 25 Basket despite there being no change in the market prices of the Select 25 Stocks.

The value of the Select 25 Basket will be calculated at the close of business on each Index Business Day by the Calculation Agent and published on Reuters Page MEREDUS13 (or any successor page for the purpose of displaying that value as identified by the Calculation Agent). The value of the Select 25 Basket was set to 100 on the

Pricing Date. The value of the Select 25 Basket on each Index Business Day will equal the sum of the values of the Select 25 Stocks and the Adjusted Quarterly Income, less the Current Option Value. The value of the Select 25 Basket on any day that is not an Index Business Day will equal the value of the Select 25 Basket on the previous Index Business Day as reduced by the pro rata portion of the Basket Adjustment Factor for that day.

If any hypothetical call option has a value greater than zero at expiration, the value of that option will be removed from the value of the Select 25 Basket at the close of business on the day the option expires. In order to preserve the continuity of the value of the Select 25 Basket following any removal, the contributing value of the related Select 25 Stock to the Select 25 Basket will be reduced by an amount equal to the value of the option at expiration. This reduction will be effected by decreasing the Share Multiplier of the related Select 25 Stock by an amount that, when multiplied by the closing price of the related Select 25 Stock on the last Index Business Day of the related Quarterly Calculation Period, equals the value of the hypothetical option at expiration. The reduction of the Share Multiplier of a Select 25 under these circumstances will reduce the contributing value of the Select 25 Stock to the Select 25 Basket. Because these reductions will have the effect of ensuring the continuity of the value of the Select 25 Basket, they will not result in Allocation Determination Events. The reduced Share Multiplier will be used to calculate the value of the Select 25 Basket, and thus the value of the Basket Units, on the following Index Business Day.

The value of a cash dividend or distribution will be included in the Basket Unit Income at the close of business on the ex-dividend date for that dividend or distribution. The value of premiums in respect of hypothetical call options will be included in the Basket Unit Income at the close of business on the day on which the hypothetical call option is priced.

The Basket Unit Income will be removed from the value of the Select 25 Basket at the close of business on the last day of the related Quarterly Calculation Period. The Basket Unit Income will be zero until hypothetical call options are priced during the following Quarterly Calculation Period or until the next ex-dividend date for a stock included in a Select 25 Stock. The removal of Basket Unit Income will reduce the value of the Select 25 Basket and may therefore cause an Allocation Determination Event in which the allocation to the Basket Units is reduced, even if the levels of the Select 25 Stocks have not fallen.

Defeasance

A “Defeasance Event” will have been deemed to have occurred if the Cushion is less than 1% on any Index Business Day. Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket Units for the remaining term of the PROCEEDS, even if at the close of business on that Business Day the value of the Cushion is greater than 1%.

If, at the time of a Defeasance Event, the amount resulting from the hypothetical sale of the Basket Units added to the value of the Zero Coupon Bond Units in the Reference Index is greater than the Floor Level, then that excess amount will be allocated in Zero Coupon Bond Units and the Reference Index will track the value of one Zero Coupon Bond Unit plus this additional excess amount for the remaining term of the PROCEEDS.

If the amount resulting from the hypothetical sale of the Basket Units added to the value of the Zero Coupon Bond Units in the Reference Index is equal to or less than the Floor Level, then the Reference Index will track the value of one Zero Coupon Bond Unit for the remaining term of the PROCEEDS.

Because the amount of the interest payments on the PROCEEDS will depend on the performance of the Basket Units in the Reference Index, no interest will be paid for the remaining term of the PROCEEDS after the occurrence of a Defeasance Event. In addition, the Reference Index will not participate in any subsequent increase in the value of the Basket Units and your payment on the maturity date will be limited to the $10 principal amount per unit (except as described in the first sentence of the immediately preceding paragraph).

Reallocation

An “Allocation Determination Event” will occur and a reallocation will be effected if the absolute value of the difference in (i) the closing value of the Basket Units in the Reference Index divided by the closing level of the Reference Index on any Business Day and (ii) the Targeted Exposure is greater than 5% of the Targeted Exposure. In general, the Targeted Exposure may increase following increases in the value of the Basket Units or decreases in the Floor Level (due to interest rate increases). Using Leverage Units, the Targeted Exposure may equal up to 150% (the “Maximum Leverage”). In general, the Targeted Exposure may decrease following decreases in the value of the Select 25 Basket or increases in the Floor Level (due to interest rate decreases).

The Calculation Agent will determine whether an Allocation Determination Event has occurred at the beginning of each Business Day up to and including the Valuation Date. For purposes of determining an Allocation Determination Event, the value of hypothetical call options in the Select 25 Basket will be determined using mid-market implied volatility (or the arithmetic mean of bid-side and offered-side implied volatility).

The Calculation Agent may defer the determination of the values of the Basket Units and the Zero Coupon Bond Units for up to ten consecutive Business Days on which Market Disruption Events are occurring. Following this deferral period, the Calculation Agent will determine the values of the Basket Units and the Zero Coupon Bond Units. No reallocation of the hypothetical funds tracked by the Reference Index will occur on any day the determination of the value of the Basket Units and the Zero Coupon Bond Units is deferred by the Calculation Agent.

If the Calculation Agent determines that an Allocation Determination Event has occurred, the Calculation Agent will determine the Targeted Exposure, or the percentage of the hypothetical funds that must be allocated to the Basket Units pursuant to the formula. The Targeted Exposure will be determined on the basis of values at the close of business on the previous Business Day. At the close of business on the Business Day on which an Allocation Determination Event has occurred, the Calculation Agent will reallocate the hypothetical funds.

Reallocations may involve hypothetical sales and purchases of Basket Units and Zero Coupon Bond Units. The number of Basket Units to be hypothetically sold or purchased will be determined by the Calculation Agent at the beginning of each Business Day on which the Calculation Agent has determined that an Allocation Determination Event has occurred. However, those hypothetical sales or purchases will be effected at the values (as determined by the Calculation Agent) of Basket Units and Zero Coupon Bond Units at the close of business on the date of reallocation. Any reallocation on the Interest Determination Date of any Quarterly Calculation Period will be effected through the hypothetical purchase or sale of Basket Units at a price that includes the Basket Unit Income for that Quarterly Calculation Period. Hypothetical purchases of Basket Units will be made at prices that reflect the value of call options determined using bid-side implied volatility and hypothetical sales of Basket Units will be made at prices that reflect the value of call options determined using offered-side implied volatility.

If the reallocation results in an increased percentage of hypothetical funds tracked by the Reference Index allocated to the Basket Units, the reallocation will involve the hypothetical sale of Zero Coupon Bond Units and the hypothetical purchase of Basket Units with the hypothetical proceeds of the sale. Any purchase of Basket Units that cannot be effected through the sale of Zero Coupon Bond Units will be effected using the Leverage Units. The Leverage Units will be increased by the amount necessary to purchase the Basket Units, subject to the Maximum Leverage.

The hypothetical sale of Zero Coupon Bond Units will be made at prices that reflect the value of zero coupon bonds determined using relevant offered-side swap rates. The hypothetical purchase of Zero Coupon Bond Units will be made at prices that reflect the value of zero coupon bonds determined using relevant bid-side swap rates.

If the reallocation results in a decreased percentage of hypothetical funds tracked by the Reference Index allocated to the Basket Units, the reallocation will involve the hypothetical sale of Basket Units. The hypothetical proceeds of this sale will be used first to reduce any allocation to the Leverage Units to zero and then to make hypothetical purchases of Zero Coupon Bond Units.

The number of Basket Units and Zero Coupon Bond Units in the Reference Index will then be adjusted to reflect the units hypothetically sold or purchased as a result of the reallocation.

The Calculation Agent will determine whether an Allocation Determination Event has occurred and, if so, the Targeted Exposure based on the values of the Reference Index, the Basket Units and the Floor Level at the close of business on the previous Business Day and any necessary reallocation will be effected at the close of business on the Business Day on which the occurrence of the Allocation Determination Event is determined. As a result:

•	the Calculation Agent may determine that an Allocation Determination Event has occurred even if the values of the Reference Index, the Select 25 Basket and the Floor Level at the time the reallocation is effected would not result in an Allocation Determination Event;

•	the Reference Index will be exposed to a greater extent to losses on the Basket Units between the determination of the occurrence of an Allocation Determination Event and the resulting reallocation than would be the case if a reallocation were effected immediately following determination of the Targeted Exposure;

•	the Reference Index will not participate as fully in any appreciation of the Basket Units that occurs between the determination of the occurrence of an Allocation Determination Event and the resulting reallocation as it would if the reallocation were effected immediately following determination of the Targeted Exposure; and

•	the Calculation Agent may effect a greater or lesser allocation to the Basket Units than otherwise would be required if the occurrence of an Allocation Determination Event were determined by the Calculation Agent at the end of that Business Day.

If the amount allocated to the Basket Units falls to zero at any time, it will remain zero for the remaining term of the PROCEEDS and the reallocation procedures described in this section will no longer apply. If the value of the Basket Units subsequently increases, the Reference Index will not participate in that increase.

If at any time during any Index Business Day the level of the S&P 500 Index has declined from its closing level on the previous Index Business Day by 10% or more, the Calculation Agent, as soon as reasonably practicable, will determine the Targeted Exposure and reallocate the hypothetical funds tracked by the Reference Index at the close of business on the Business Day that decline is determined so that the percentage of hypothetical funds invested in the Basket Units is as close as is reasonably practicable to the Targeted Exposure. This reallocation will be effected even if an Allocation Determination Event has not occurred and, if an Allocation Determination Event was determined to have occured.

The target allocation of hypothetical funds tracked by the Reference Index to the Basket Units (the “Targeted Exposure”) upon the occurrence of an Allocation Determination Event will depend on the last available closing level of the Reference Index (the “Last Value”), the Floor Level and the Trading Multiple, and is subject to the Maximum Leverage.

The Targeted Exposure will equal:

Cushion x Trading Multiple,

provided, the Targeted Exposure cannot be greater than 150%.

If the Targeted Exposure is greater than 100%, the hypothetical borrowed funds necessary to make the hypothetical investment in the Basket Units in excess of 100% of the level of the Reference Index will be obtained through the allocation to the Leverage Units.

The “Cushion” equals: (Last Value minus the Floor Level)/Last Value; provided, however, that in no instance will the Cushion be less than zero.

The “Floor Level” for any date will equal the value of a hypothetical zero coupon bond maturing on the scheduled Valuation Date with a yield equal to the applicable zero coupon rate based upon USD swap rates, plus the Fee Protection Factor, if any.

The “Trading Multiple” is set at 5.0.

The “Zero Coupon Bond Unit Contribution” equals:

(10% - ((Last Value – ZCBU Value) / Last Value)) / 9%

provided, however, that in no instance will the Zero Coupon Bond Unit Contribution be less than zero or greater than one. Upon the occurrence of a Defeasance Event where the amount resulting from the hypothetical sale of the Basket Units added to the value of the Zero Coupon Bond Units in the Reference Index is greater than the Floor Level, the Zero Coupon Bond Unit Contribution will equal one.

The “Fee Protection Factor” will increase the Floor Level when the then current value of the Zero Coupon Bond Units (“ZCBU Value”) equals 90% or more of the Last Value. In that case, the Floor Level will be increased upon the occurrence of an Allocation Determination Event by an amount equal to:

.20 x the number of years to the maturity date x Zero Coupon Bond Unit Contribution where the number of years to the maturity date allows for fractional years.

The Hypothetical Call Options

The “Current Option Value” is the sum of the mark-to-market value of each hypothetical call option and will be determined by the Calculation Agent at the close of business on each Index Business Day using accepted option valuation methods. The valuation methods take into account variables such as:

•	the closing price of the related Select 25 Stock as of the time the hypothetical call option is valued;

•	the cumulative normal distribution function (a fixed statistical function), which determines the probability of a variable falling within a given range under specified conditions;

•	the exercise price of the hypothetical call option;

•	the computed continuously compounded annualized current dividend yield on the related Select 25 Stock based on expected dividends;

•	the U.S. dollar interest rate as of the time the hypothetical call option is valued, converted into a continuously compounded rate; and

•	the implied volatility of the related Select 25 Stock (determined by the Calculation Agent as described below).

At the time the hypothetical call option is priced, the U.S. dollar interest rate will equal U.S. dollar LIBOR as calculated and published at that time by Bloomberg Financial Markets, or another recognized source selected by the Calculation Agent at that time, based on the time to maturity of that hypothetical call option. During the remaining term of the hypothetical call option, the interest rate will equal the published interest rate for a term identical to the remaining term of the hypothetical call option. If an interest rate for a term identical to the remaining term of the hypothetical call option is not published, the Calculation Agent will determine the interest rate used to compute the value of an option by interpolating between the published rate for a shorter term nearest to the term of the hypothetical call option and the published rate for a longer term nearest to the term of the hypothetical call option. All interest rates will be converted by the Calculation Agent into a rate compounded on a continuous basis.

The annualized current dividend yield for a Select 25 Stock on which an option is priced will be calculated on any Index Business Day by dividing the ordinary dividend or dividends historically paid by the related Select 25 Company during the most recent period corresponding to the current Quarterly Calculation Period (of if such Select 25 Company has publicly disclosed that any dividend payable during the Quarterly Calculation Period in which the hypothetical call option is being priced will be a different amount than the most recent corresponding historical dividend, the amount publicly disclosed by such Select 25 Company) by the closing price of that Select 25 Stock on the principal U.S. exchange or market on that day and annualizing (based on a 365-day year) the result to the end of that Quarterly Calculation Period. The annualized current dividend yield for any Select 25 Stock on which an option is priced will be zero:

•	for the remainder of each Quarterly Calculation Period following the ex-dividend date for that Select 25 Stock corresponding to the final ex-dividend date in the most recent period corresponding to the current Quarterly Calculation Period; and

•	in each Quarterly Calculation Period in which an ordinary dividend has not been payable historically (because the dividend is payable annually, semiannually, quarterly or otherwise),

in either case, unless and until the related Select 25 Company publicly discloses a dividend payable during the remainder of that Quarterly Calculation Period, in which case the annualized current dividend yield will be calculated using the amount publicly disclosed by that Select 25 Company.

The implied volatility of a hypothetical call option on any Index Business Day is:

•	when hypothetically purchasing Basket Units, the bid-side implied volatility;

•	when hypothetically selling Basket Units, the offered-side implied volatility; and

•	under all other circumstances, the mid-market implied volatility (i.e., the arithmetic mean of the bid-side and offered-side implied volatility)

of the relevant Select 25 Stock as determined by the Calculation Agent by interpolating from the implied volatility surface for the most comparable call options listed on the AMEX, the Chicago Board Options Exchange, the International Securities Exchange or other applicable exchanges on the relevant Select 25 Stock as determined by the Calculation Agent in accordance with option pricing methodologies selected by the Calculation Agent, taking into account the nearest exercise price and maturity and using the U.S. dollar interest rate and dividend yield determined as described above.

If no value of a hypothetical call option is available on any date because of a Market Disruption Event, because the Calculation Agent determines that the market for the listed options described above is not sufficiently liquid (based upon factors including, but not limited to, the time elapsed since the last trade in options relating to the relevant Select 25 Stock, the size of the open interest in call options with related exercise prices and maturities relating to that Select 25 Stock and the size of the bid-offer relative to the number of hypothetical options related to that Select 25 Stock to be priced on that day in respect of the PROCEEDS then outstanding) for the purpose of calculating the implied volatility of any hypothetical call option or otherwise, or if the reported prices for the listed options described above contain or are the result of manifest error, unless deferred by the Calculation Agent as described in the next paragraph, the value of that hypothetical call option will be the arithmetic mean, as determined by the Calculation Agent, of the value of that option obtained from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of these dealers, as will make that value available to the Calculation Agent.

The Calculation Agent may defer the determination of the values of the hypothetical call options for up to ten consecutive Index Business Days on which Market Disruption Events are occurring. Following this period, the Calculation Agent will determine the values of the hypothetical call options in consultation with the Company. No determination of the value of the Select 25 Basket or reallocation of hypothetical funds in the Reference Index will occur on any day the determination of the values of the hypothetical call options is deferred by the Calculation Agent.

Each hypothetical call option will:

•	expire on the last day of the Quarterly Calculation Period;

•	be automatically settled on the last Index Business Day of the Quarterly Calculation Period if the closing price of the related Select 25 Stock on that day exceeds the exercise price; and

•	have an exercise price greater than or equal to 105% of the closing level of the related Select 25 Stock on the day the hypothetical call option is priced.

The exercise price of each hypothetical call option will be determined through the bidding process described below. Before seeking bids on the exercise price of a hypothetical call option, the Calculation Agent will determine the option’s Targeted Quarterly Premium. Once the Calculation Agent has determined the Targeted Quarterly Premium for a hypothetical call option, it will seek exercise prices for that hypothetical call option from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding five of those dealers, as will make bid prices available to the Calculation Agent. The exercise price for the hypothetical call option will equal the highest exercise price quoted by these dealers or, in the Calculation Agent’s absolute discretion, any higher exercise price as the Calculation Agent determines to be quoted by another principal market participant, and the value of this hypothetical call option and the related Targeted Quarterly Premium will be included in the value of the Select 25 Basket at close of business on the day the hypothetical call option is priced.

If the highest exercise price bid is less than 105% of the closing price of the related stock on the day the hypothetical call option is priced, the Calculation Agent will set the exercise price of the hypothetical call option at 105% of the closing price of the related stock on the day the hypothetical call option is priced and will seek quotations for premiums for the hypothetical call option from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding five of those dealers, as will make bid prices available to the Calculation Agent. The premium for the hypothetical call option will equal the highest premium quoted by these dealers or, in the Calculation Agent’s absolute discretion, any higher exercise price as the Calculation Agent determines to be quoted by another principal market participant, and the value of this hypothetical call option and the related premium will be included in the value of the Select 25 Basket at the close of business on the day the hypothetical call option is priced. Under these circumstances, the Basket Unit Income will be less than it would have been if the highest exercise price bid had been greater than or equal to 105% of the closing price of the related stock on the day the hypothetical call option was priced, except to the extent that dividends on the Select 25 Stocks are higher than historical dividends by an amount sufficient to offset the difference between the actual Basket Unit Income and the Basket Unit Income that would have resulted if the premium in respect of each hypothetical call option had been equal to its Targeted Quarterly Premium.

In seeking exercise prices or premiums from dealers in options in respect of hypothetical call options relating to any of the Select 25 Stocks, the Calculation Agent may reject any exercise price or premium that does not meet the requirements for hypothetical call options stated above or that relates to a number of shares of the related Select 25 Stock that is different than the number of shares of that Select 25 Stock used to calculate the value of the Select 25 Basket with respect to the outstanding number of PROCEEDS at the close of business on the Index Business Day prior to the date on which the options are priced.

The closing price of any Select 25 Stock on any date will be (i) if the common stock is listed on a national securities exchange on that date of determination, the last reported sale price, regular way, of the principal trading session on that date on the principal U.S. exchange on which the common stock is listed or admitted to trading, (ii) if the common stock is not listed on a national securities exchange on that date of determination, or if the last reported sale price on that exchange is not obtainable (even if the common stock is listed or admitted to trading on that exchange), and the common stock is quoted on The Nasdaq National Market, the last reported sale price of the principal trading session on that date as reported on The Nasdaq National Market and (iii) if the common stock is not listed on a national securities exchange or quoted on The Nasdaq National Market on that date of determination, or if the last reported sale price on the Nasdaq is not obtainable (even if the common stock is quoted on The Nasdaq

National Market), the last reported sale price of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. If no reported sale price of the principal trading session is available pursuant to clauses (i), (ii) or (iii) above or if there is a Market Disruption Event, the trading price on any date of determination, unless deferred by the Calculation Agent, will be the arithmetic mean, as determined by the Calculation Agent, of the hid prices of the common stock obtained from as many dealers in that stock (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make bid prices available to the Calculation Agent. A security “quoted on The Nasdaq National Market” will include a security included for listing or quotation in any successor to that system and the term “OTC Bulletin Board” will include any successor to that service.

If during any Quarterly Calculation Period the Calculation Agent removes one of the Select 25 Stocks, all outstanding hypothetical call options in respect of that Select 25 Stock will be treated as terminated at the close of business on the day on which the Select 25 Stock is removed. At that time, the value of the shares of the removed Select 25 Stock, less the value, if any, of the hypothetical call options in respect of that Select 25 Stock, will be reallocated to hypothetical investments in shares (or fractional shares) of the remaining Select 25 Stocks on the next Commencement Date. The amount allocated to hypothetical investments in respect of each remaining Select 25 Stock will be in proportion to the percentage of the value of each remaining Select 25 Stock relative to the value of the Select 25 Basket (less the value of the removed Select 25 Stock) at the close of business on the Index Business Day immediately preceding the next Commencement Date. The Calculation Agent will determine the terms of a new hypothetical call option in respect of each additional share (or fractional share). The premium in respect of each additional hypothetical call option will be included in the value of the Select 25 Basket at the close of business on the day the option is priced and will be included in the Basket Unit Income for that Quarterly Calculation Period.

The terms of the hypothetical call options will provide for adjustments to reflect the occurrence of a corporate or other similar event affecting a Select 25 Stock (such as, for example, a merger or other corporate combination or a stock split reverse stock split).